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Friday April 23, 1999
COMPANY PRESS RELEASE

                CHANGE ON ADVANCED COMMUNICATIONS' BOARD
                 NECESSITATED BY MEMBER'S CAREER CHANGE
              HOLLINGER LEAVES PAINEWEBBER TO JOIN CHASE

ST. LOUIS (April 23, 1999) Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced the resignation of Reginald J. Hollinger from its board of directors effective immediately. Mr. Hollinger, an investment banker and communications industry specialist and formerly Managing Director at PaineWebber Group, Inc. (NYSE: PWJ), has joined The Chase Manhattan Corporation as a Managing Director in the Global Media & Telecommunications Group. In his new capacity, Mr. Hollinger is prohibited from serving on a company's board of directors.

Reginald Hollinger stated, "I am very excited to be joining the Chase team and express my continued support for the management and board of ACG as they execute their strategy of becoming one of North America's leading independent print and Internet directory companies. I believe that ACG's planned transformation into WorldPages.com is a major positive for shareholders." Richard O'Neal, Chairman & CEO, stated, "ACG expresses its debt of gratitude for the leadership that Reg provided as a member of our board. We all wish him the very best in his new endeavors."

Background

On April 12, 1999, ACG announced that it approved a letter of intent to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and the web site production arm of Web YP, Inc./WorldPages.com, Big Stuff, Inc. The corporation will be re-named Worldpages.com and its stock will continue to be traded on the NYSE under a new symbol to be released upon completion of the transaction during the third calendar quarter. Its completion is subject to negotiating definitive documentation, shareholder approval and regulatory approvals. The company is evaluating its strategic options in the telephone business, including the possible sale of those operations. Several interim financing alternatives are also being evaluated.

By combining the yellow page customers of YPtel Corporation and ACG, the new operation will be vertically integrated with both Internet and print directories in 41 markets in 7 states. Both companies introduced yellow page directories in two new markets in 1998. ACG entered the Austin, TX market and Pacific Coast Publishing (YPtel Corporation) introduced a new directory in Portland, OR. Network expansion will be accelerated through the strategic partnerships that now exist between 85 independent yellow page companies and WorldPages.com that provide market coverage throughout America. The combined publishing and e-commerce revenue and EBITDA of the merging companies totaled approximately $83 million and $15 million, respectively, for 1998.

PC Magazine has ranked Worldpages as one of the top 100 web sites, and,
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The Wall Street Journal has recognized Worldpages as one of the top 100 most useful web sites. Worldpages also has working relationships with many industry leaders such as Microsoft,


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Netscape, Packard Bell and Sony/ETAK, which position WorldPages.com to become one of the premier facilitators of local e-commerce.

The Company also announced that it would reorganize its board of directors and senior management team upon the consummation of the transaction. The new team will include the following key members:
Chairman & CEO, Richard O'Neal; President & COO, Douglas G. McIntyre; Chief Financial Officer, Edward Truant. In addition, John A. Woodall will continue in his key management role at Pacific Coast Publishing, as will Rick Klein and Dick Reid in their leadership positions with Worldpages. An eight-member board of directors will be composed of three nominees from each of the current boards. Current nominees include Wilmot L. Matthews, Chairman of YPtel, Robert E. Flynn, and George D. Anderson also from YPtel and Richard O'Neal, Robert F. Benton and Marvin
C. Moses from ACG.

For more information concerning the companies, please visit www.worldpages.com and www.acginc.net.
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